SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

CT Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

CT Communications, Inc.
1000 Progress Place, NE
Concord, NC 28025

(704) 722-2500

March 27, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of CT Communications, Inc. to be held at 9:00 a.m., local time, on Thursday, April 24, 2003, at our offices located at 1000 Progress Place, NE, Concord, North Carolina. In addition to the matters to be voted on, I will be pleased to report on the affairs of the Company.

We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to complete the enclosed proxy card and return it promptly in the envelope provided.

Very truly yours,

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

CT COMMUNICATIONS, INC.

1000 Progress Place, NE
Concord, North Carolina 28025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on April 24, 2003

TO THE SHAREHOLDERS:

       The Annual Meeting of Shareholders of CT Communications, Inc., a North Carolina corporation, will be held at our offices located at 1000 Progress Place NE, Concord, North Carolina on Thursday, April 24, 2003, at 9:00 a.m., local time, for the following purposes:

1. To elect four Directors to the Board of Directors, three to serve in the class of Directors whose term expires in 2006 and one to serve in the class of Directors whose term expires in 2005;

2. To ratify the appointment of KPMG LLP as independent public accountants of the Company for the 2003 fiscal year; and

3. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

       Your Board of Directors recommends that you vote in favor of the two proposals described in this proxy statement.

       March 19, 2003 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

       You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete and return the accompanying proxy promptly, so that your shares may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.

By Order of the Board of Directors,

James E. Hausman
Secretary

March 27, 2003

i

CT COMMUNICATIONS, INC.

1000 Progress Place, NE
Concord, North Carolina 28025

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 24, 2003

Background Information

      The principal executive offices of CT Communications, Inc., a North Carolina corporation, are located at 1000 Progress Place, NE, Concord, North Carolina 28025, and our telephone number is (704) 722-2500.

      The term “Company” (as well as the words “we,” “us” and “our”) refers to CT Communications, Inc. and its subsidiaries. References to “you” or “your” refer to our shareholders. The term “Common Stock” means our outstanding common stock.

Purpose of Proxy Statement

      This proxy statement contains information related to our Annual Meeting of Shareholders to be held on April 24, 2003 at 9:00 a.m., local time, at our offices located at 1000 Progress Place, NE, Concord, North Carolina, and any postponements or adjournments thereof. This proxy statement was prepared under the direction of our Board of Directors to solicit your proxy for voting at our Annual Meeting. This proxy statement, notice of Annual Meeting and proxy card have been mailed to shareholders on or about March 31, 2003.

Business to be Transacted

      At the Annual Meeting, shareholders will vote on two items:

(1)	the election of four Directors to the Board of Directors, three to serve in the class of Directors whose term expires in 2006 and one to serve in the class of Directors whose term expires in 2005; and

(2)	the ratification of the appointment of KPMG LLP as independent public accountants of the Company for the 2003 fiscal year.

      No other items are scheduled to be voted upon.

Board of Directors’ Recommendation for Voting on the Proposals

      The Board of Directors recommends a vote “FOR” each of the nominees for Director and “FOR” the appointment of KPMG LLP as our independent public accountants for the 2003 fiscal year.

Who May Vote

      Shareholders owning Common Stock as of the close of business on March 19, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each shareholder has one vote per share on all matters to be voted upon at the meeting.

How to Vote

      Shareholders may vote

•	In person, or

•	By signing and dating the proxy card and returning it in the enclosed prepaid envelope.

Quorum to Transact Business

      A “quorum” to transact business is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Common Stock. As of the Record Date, 18,746,075 shares of Common Stock were issued and outstanding, which is the only class of securities entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. If you attend in person and indicate your presence, or mail in a properly executed proxy card, your shares will be counted toward a quorum.

Voting of Shares by Proxy

      If you have submitted a properly executed proxy card through the mail and a quorum is established, your shares will be voted as you indicate. However, if you sign, date and return your proxy card, but do not mark it, your shares will be voted:

•	“FOR” Proposal 1 to elect the nominees for Director

•	“FOR” Proposal 2 to ratify the appointment of KPMG LLP as independent public accountants of the Company for the 2003 fiscal year

      If you sign and date your proxy card and withhold voting for any or all of the nominated Directors (as explained on the proxy card) or abstain regarding the ratification of the appointment of KPMG LLP, your vote will be recorded as being withheld or as an abstention, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be counted for purposes of determining a quorum, but will not affect the outcome of the vote.

Revocation of Proxy

      If you later decide to revoke or change your proxy, you may do so by

•	sending a written statement to that effect to the Secretary of the Company, or

•	submitting a properly signed proxy card with a later date, or

•	voting in person at the Annual Meeting.

Vote Necessary for Action

      Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. This means that the Director nominees receiving the most affirmative votes are elected, up to the maximum number of Directors to be chosen at the Annual Meeting. The ratification of the appointment of KPMG LLP as our independent public accountants for the 2003 fiscal year requires an affirmative vote of a majority of the shares voted at the Annual Meeting. Unless otherwise required by applicable law or the Articles of Incorporation or Bylaws of the Company, the affirmative vote of a majority of the shares voted at the Annual Meeting is required to decide any other matter submitted to a shareholder vote.

Duplicate Proxy Statements and Cards

      You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Wachovia Bank, N.A., our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.

Other Business

      We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card gives authority to James E.

Hausman, Michael R. Nash and Matthew J. Dowd to vote your shares in accordance with the recommendations of the Board of Directors, unless you appoint a substitute to vote your shares.

Expenses of Solicitation

      We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, or by telephone or other means, by our officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

PROPOSAL 1:
ELECTION OF DIRECTORS

Staggered Board of Directors

      Our Bylaws provide that the Board of Directors will consist of at least six but not more than nine members. The exact number of Directors is determined by the affirmative vote of a majority of the members of the Board of Directors. The number of Directors is currently fixed at nine. The Directors are divided into three classes having staggered three-year terms.

      At the Annual Meeting, four Directors will be elected, three to serve in the class of Directors whose term expires in 2006 and one to serve in the class of Directors whose term expires in 2005. For the class of Directors whose term expires in 2006, the Board of Directors has nominated for election Raymond C. Groth, whose term expires in 2005, Jerry H. McClellan, whose term expires at the Annual Meeting, and Cynthia L. Mynatt. If elected, Ms. Mynatt would replace Phil W. Widenhouse who will be retiring from the Board of Directors effective as of the Annual Meeting. For the class of Directors whose term expires in 2005, the Board of Directors has nominated Samuel E. Leftwich, whose term expires at the Annual Meeting.

      It is intended that the persons named in the accompanying proxy will vote to elect the four nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of shareholders at which his or her term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve. Our Bylaws require any Director to own directly at least five shares of Common Stock.

      We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.

      Directors will be elected by a plurality of the votes cast so long as a quorum is present at the Annual Meeting. Unless otherwise indicated, properly executed proxies will be voted to elect the nominees for Director.

      The Board of Directors recommends that shareholders vote “FOR” all of the nominees for election as Directors.

     Nominees for Directors with Terms Expiring in 2006.

      Raymond C. Groth — Age 56.     Director.     Mr. Groth became a Director in 2001. Mr. Groth is currently Adjunct Professor of Business Administration, The Fuqua School of Business, Duke University. Mr. Groth was Senior Vice President and Managing Director of First Union Securities, Inc. from 1994 until he retired in 2001. From 1979 until 1992, he was employed by The First Boston Corporation (now Credit Suisse First Boston) and was a Managing Director from 1988 until 1992. Mr. Groth is a director of the Charlotte Symphony Orchestra. He is a member of the Audit Committee.

      Jerry H. McClellan — Age 72.     Director.     Mr. McClellan became a Director in 1984. Mr. McClellan had been employed by the Company from 1949 until 1996, when he retired as Executive Vice President and General Plant Manager. He became Executive Vice President in 1985. He is a member of the Corporate Governance Committee.

      Cynthia L. Mynatt — Age 47.     Ms. Mynatt is President of Ben Mynatt Pontiac-Buick-GMC Truck, Inc., a franchised General Motors automobile dealership located in Concord, North Carolina. She has held this position since 1991. Ms. Mynatt has held a majority interest in Bear Investors, LLC, which does business as Ben Mynatt Pontiac-GMC-Nissan, a franchised General Motors/ Nissan automobile dealership, since April 2002. Ms. Mynatt has been the President of Ben Mynatt Pre-Owned, Inc., a retail used car business, since December 2002, and the Vice President of Ben Mynatt Chevrolet, Inc., a franchised General Motors automobile dealership, since 1985. Ms. Mynatt is a director of General Mechanical Reinsurance Company Holdings Ltd., located in Barbados.

     Nominee for Director with Term Expiring in 2005.

      Samuel E. Leftwich — Age 72.     Director. Mr. Leftwich became a Director in 1996. He was the Chairman of Central Telephone Company, a subsidiary of Centel Corporation, from 1990 until he retired in 1993 and served as its President from 1986 until 1990. He is a member of the Corporate Governance Committee and the Compensation Committee.

     Continuing Directors with Terms Expiring in 2005.

      O. Charlie Chewning, Jr. — Age 67.     Director.     Mr. Chewning became a Director in 1996. Mr. Chewning was the Senior Partner of the North and South Carolina offices of the accounting firm of Deloitte & Touche LLP, Charlotte, North Carolina from 1993 until he retired in 1994. Prior to that, he was the Office Managing Partner for the Charlotte office of Deloitte & Touche LLP. In 1998, Mr. Chewning became a member of the North Carolina State Board of Certified Public Accountant Examiners. From 1995 to 1998, Mr. Chewning was a director of the North Carolina Association of Certified Public Accountants. He is Chairman of the Audit Committee and a member of the Corporate Governance Committee.

      Michael R. Coltrane — Age 56.     Chairman of the Board of Directors, President and Chief Executive Officer.     Mr. Coltrane became a Director, President and Chief Executive Officer in 1988, and Chairman of the Board of Directors in 2001. Prior to joining us in 1988, Mr. Coltrane served as Executive Vice President of First Charter National Bank (now, First Charter Bank) for more than six years and as Vice President of a large regional bank for more than 10 years. Mr. Coltrane is a director of the general partner of Palmetto MobileNet, L.P., a director of Access/ On Multimedia, a director of Northeast Medical Center, a director of First Charter Bank and Vice Chairman of its parent company, First Charter Corporation. Mr. Coltrane has been a director of the United States Telecom Association since 1991 and served as its Chairman from October 2000 to October 2001.

     Continuing Directors with Terms Expiring in 2004.

      John R. Boger, Jr. — Age 73.     Director.     Mr. Boger became a Director in 1978. Since 1961, Mr. Boger has been an attorney with the firm of Williams, Boger, Grady, Davis and Tuttle, P.A., Concord, North Carolina, which merged with Hartsell, Hartsell & White to become Hartsell & Williams, P.A. in April 2002. Mr. Boger became of counsel with Williams, Boger, Grady, Davis and Tuttle, P.A. in 1999 in connection with his retirement as a shareholder of the firm. Mr. Boger was a director of Carolina First BancShares, Inc. from 1992 until 1999. He is a member of the Compensation Committee and a member of the Audit Committee.

      William A. Coley — Age 59.     Director.     Mr. Coley became a Director in 1999. Mr. Coley retired in March 2003, as President of Duke Power, a division of Duke Energy Corporation, an energy company headquartered in Charlotte, North Carolina, a position he held since 1997. Mr. Coley was the President — Associated Enterprises Group of Duke Power from 1994 to 1997, and prior to that he was the Executive Vice President — Customer Group of Duke Power. Mr. Coley also retired as a director of Duke Energy

Corporation in March 2003. Mr. Coley is a director of SouthTrust Corporation. He is Chairman of the Corporate Governance Committee.

      Tom E. Smith — Age 61.     Director.     Mr. Smith became a Director in 2000. Mr. Smith retired as President, Chief Executive Officer and Chairman of the Board of Directors of Food Lion, Inc. in 1999. Mr. Smith held the position of President of Food Lion, Inc. since 1981, the position of Chief Executive Officer since 1986 and Chairman of the Board of Directors since 1990. Mr. Smith is a director of Speedway Motorsports, Inc., a director of Farmers and Merchants Bank and Chairman of the Board of Trustees of Catawba College. He is Chairman of the Compensation Committee.

Compensation of Directors

      During 2002, each Director who is not employed by the Company or its subsidiaries (a “non-employee Director”) was paid an annual retainer of $12,000. The annual retainer was paid in the form of Common Stock issued under our 1996 Director Compensation Plan, which is described below.

      Each non-employee Director received $1,000 for each meeting of the Board of Directors attended. Committee chairmen were paid $600 per committee meeting attended and committee members were paid $500 per committee meeting attended. For meetings of the Board of Directors by telephone conference call, non-employee Directors were paid $500 per call. For committee meetings by telephone conference call, committee chairmen received $300 per call and committee members were paid $250 per call. Meeting attendance fees were paid in cash, unless otherwise elected by the Director, as described below. Non-employee Directors also received an annual stock option grant with a value of $10,000 (based on Black Scholes), which was fully vested on the date of grant. New non-employee Directors are granted a one-time stock option with a value of $10,000 (based on Black Scholes). Ms. Mynatt will receive such one-time stock option grant upon her election to the Board of Directors at the Annual Meeting.

      Our 1996 Director Compensation Plan (the “Director Plan”) reserves 90,000 shares of Common Stock for issuance to non-employee Directors who elect to receive part or all of their compensation in Common Stock instead of cash. In 2002, dollar values for any meeting fees were converted to a number of shares of Common Stock based on the fair market value at the time of the meeting. The share certificates representing these shares of Common Stock were issued to the non-employee Directors in December 2002. For 2003, under the Director Plan, generally, dollar values for the annual retainer and any accumulated meeting fees will be added together, and this amount will be converted to a number of shares of Common Stock based on the fair market value on January 15, 2004. The share certificates representing these shares of Common Stock will be issued by January 30, 2004. Any fractional shares are rounded up to the next whole share when issued.

      The Company entered into a one year consulting agreement with Raymond C. Groth in April 2001, pursuant to which Mr. Groth was paid a consulting retainer fee of $7,500 for each three-month period during the consulting period. Under the terms of the consulting agreement, Mr. Groth was also eligible to receive a consulting fee for any assistance he provided on specific projects. In 2002, Mr. Groth received $7,500 in connection with the consulting services he provided to the Company. This consulting agreement was terminated March 31, 2002.

Attendance of Directors

      During 2002, the Board of Directors held eight meetings. Each Director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, which meetings were held when he was a Director.

Committees of the Board of Directors

      The Board of Directors has established Corporate Governance, Audit and Compensation Committees, each with specific duties. The following table lists the members of each Committee. A description of the duties of each Committee follows the table.

	Corporate Governance	Audit	Compensation
Name	Committee	Committee	Committee

John R. Boger, Jr.		X	X
O. Charlie Chewning, Jr.	X	CH
William A. Coley	CH
Raymond C. Groth		X
Samuel E. Leftwich	X		X
Jerry H. McClellan	X
Tom E. Smith			CH
Phil W. Widenhouse (1)		X	X

“CH” denotes Chairman of the Committee.

(1)	Mr. Widenhouse will be retiring from the Board of Directors effective as of the Annual Meeting.

      Corporate Governance Committee. The Corporate Governance Committee, composed of non-employee Directors who are independent of management and the Company, considers and recommends qualified candidates to the Board of Directors for election as Directors and may consider written nominations of candidates for election to the Board of Directors properly submitted by our shareholders to the Secretary of the Company. The Corporate Governance Committee also

•	advises and makes recommendations to the Board of Directors on matters concerning directorship practices and makes recommendations concerning functions, duties, membership and chairpersons of the committees of the Board of Directors,

•	monitors the Company’s corporate governance guidelines for revision and compliance with applicable laws, rules and regulations,

•	recommends processes for and provides oversight of the assessment of the performance of the Board of Directors,

•	arranges for orientation for new Directors and continuing education for Directors,

•	reviews and considers the Company’s position and practices regarding significant issues of corporate public responsibility, and

•	develops criteria and procedures for the identification and recruitment of candidates for the Board of Directors.

      The Corporate Governance Committee met four times during 2002.

      Audit Committee. The Audit Committee is composed of non-employee Directors who are independent of management and the Company. The Audit Committee

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company,

•	assists the Board of Directors in fulfilling its oversight responsibilities by overseeing

°	processes involved in the preparation and review of the financial reports provided to the public,

°	the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and

°	the Company’s auditing, accounting and financial reporting processing generally,

•	performs the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of The Nasdaq Stock Market.

      A full description of the Audit Committee is set forth in its charter, which is attached to this proxy statement as Appendix A.

      The Audit Committee met 10 times during 2002.

      Compensation Committee. The Compensation Committee is composed of non-employee Directors who are independent of management and the Company. The Compensation Committee

•	provides overall guidance on the Company’s executive compensation strategy,

•	evaluates the performance of the Chief Executive Officer and reports the results of such evaluation to the Board of Directors,

•	annually reviews and approves all executive officers’ annual and long-term performance goals and compensation,

•	reviews the qualifications of present and/or potential officers and makes recommendations to the Board of Directors with respect to promotions or other changes in positions and management succession,

•	reviews and, upon delegation, approves compensation of the members of the Board of Directors and makes recommendations to the Board of Directors regarding the same,

•	provides oversight of all qualified benefit plans of the Company and its subsidiaries and reviews and, upon delegation, approves and administers the equity compensation plans of the Company and its subsidiaries, and

•	reviews the ownership of the Company’s stock by officers and key employees of the Company and establishes guidelines and procedures for stock ownership.

      The Compensation Committee met three times during 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the cash and non-cash compensation paid or accrued during the periods indicated to (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2002 (collectively, the “Named Executive Officers”).

		Annual Compensation		Long-Term Compensation

				Awards		Payouts

					Number
					Of
				Restricted	Securities
Name and				Stock	Underlying	Payouts	All Other
Principal Position(s)	Year	Salary	Bonus	Awards (4)	Options	LTIP (5)	Compensation (6)

Michael R. Coltrane	2002	$265,010	$94,699	$39,865	—	$131,757	$48,248
Chairman of the Board of	2001	255,000	148,646	75,061	—	96,021	50,957
Directors, President and Chief	2000	255,000	43,911	23,885	—	191,726	23,399
Executive Officer
Matthew J. Dowd (1)	2002	256,260	184,180	110,040	—	40,205	21,194
Senior Vice President	2001	—	—	—	—	—	—
	2000	—	—	—	—	—	—
Michael R. Nash	2002	194,007	76,492	32,198	—	44,998	29,547
Senior Vice President	2001	188,000	68,311	34,481	2,000	32,897	27,048
and Assistant Secretary	2000	182,000	21,858	11,883	—	46,400	20,672
Barry R. Rubens (2)	2002	209,008	50,419	21,225	—	48,480	21,147
Senior Vice President	2001	204,000	79,722	40,246	2,500	35,704	23,276
Strategic Planning and	2000	186,000	72,328	54,155	—	71,135	25,809
Chief Development
Officer
Ronald A. Marino (3)	2002	155,006	48,098	—	1,500	3,099	2,846
Vice President Finance	2001	—	—	—	—	—	—
and Chief Accounting	2000	—	—	—	—	—	—
Officer

(1)	Mr. Dowd became an executive officer of the Company in May 2002. Since May 2001, Mr. Dowd has been Chief Executive Officer of Wavetel, L.L.C., a wholly owned subsidiary of the Company (“Wavetel”). The 2002 compensation for Mr. Dowd consists of compensation he received during his employment by the Company and by Wavetel as follows: (i) salary (Company — $162,506; Wavetel — $93,754); (ii) annual bonus (Company — $90,997; Wavetel — $93,183); (iii) restricted stock awards (Company — $110,040 (to transition out of Wavetel long-term incentive awards); Wavetel — $0); (iv) options (Company — 0; Wavetel — 0); (v) LTIP payouts (Company — $40,205; Wavetel — $0); and (vi) all other compensation (Company — $11,995; Wavetel — $9,199).

(2)	Mr. Rubens resigned as Senior Vice President, Strategic Planning and Chief Development Officer effective March 31, 2003. In connection with his resignation, Mr. Rubens and the Company entered into a Severance Agreement and Release, dated as of March 24, 2003 (the “Rubens Severance Agreement”), the terms of which apply to shares of restricted Common Stock, options exercisable for Common Stock and other compensation included in this Summary Compensation Table. See “— Management Agreements — Rubens Severance Agreement and Release.”

(3)	Mr. Marino became an executive officer of the Company on November 25, 2002. From August 2001 until November 24, 2002, Mr. Marino was Chief Financial Officer of Wavetel. The 2002 compensation for Mr. Marino consists of compensation he received during his employment by the Company and by Wavetel as follows: (i) salary (Company — $12,917; Wavetel — $142,089); (ii) annual bonus (Company — $0; Wavetel — $48,098); (iii) restricted stock awards (Company — $0; Wavetel — $0); (iv) options (Company — 1,500 options with an exercise price of $8.50; Wavetel — 0); (v) LTIP payouts (Company — $3,099; Wavetel — $0); and (vi) all other compensation (Company — $697; Wavetel — $2,149).

(4)	The amounts shown represent the value of shares of restricted Common Stock awarded (other than long-term incentive awards pursuant to the Company’s 2001 Stock Incentive Plan, which are disclosed under the column “LTIP Payouts”) based on the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant. Such shares of restricted stock vest one year from the date of grant except as follows: 7,000 shares ($110,040) awarded to Mr. Dowd in 2002 vest at the rate of 2,000 shares on January 1, 2004, 2,000 shares on January 1, 2005 and 3,000 shares on January 1, 2006, contingent on his continued employment with the Company and not securing outside funding for Wavetel by December 31, 2003; and 3,000 shares ($42,000) awarded to Mr. Rubens in 2000 vest five years from the date of grant. See “— Management Agreements — Employment Agreements” and “— Management Agreements — Rubens Severance Agreement and Release.” Recipients are entitled to receive any cash dividends paid prior to the vesting of such shares. The 4,690 shares ($39,865) awarded to Mr. Coltrane in 2002 were deferred under the Executive Nonqualified Excess Plan. See “— Executive Nonqualified Excess Plan.” The number and value of the aggregate restricted stock holdings of the Named Executive Officers as of December 31, 2002 (including long-term incentive awards) were as follows: Mr. Coltrane — 29,347 shares ($331,621); Mr. Dowd — 8,268 shares ($93,428); Mr. Nash — 13,916 shares ($157,251); Mr. Rubens — 21,992 shares ($248,510); and Mr. Marino — 98 shares ($1,107).

(5)	The amounts shown represent the aggregate cash value of payouts of long-term incentive awards. Such awards consist of a combination of cash, shares of restricted Common Stock and options exercisable for Common Stock. The amounts shown for 2002 consist of (i) cash (Mr. Coltrane — $41,327; Mr. Dowd — $12,611; Mr. Nash — $14,115; Mr. Rubens — $15,207; and Mr. Marino — $970); (ii) shares of restricted stock (Mr. Dowd — 1,268 shares ($10,778); Mr. Nash — 1,419 shares ($12,062); Mr. Rubens — 1,529 shares ($12,996); and Mr. Marino — 98 shares ($833)); and (iii) options (Mr. Coltrane — 14,202 options ($55,104); Mr. Dowd — 4,334 options ($16,816); Mr. Nash — 4,851 options ($18,821); Mr. Rubens — 5,226 options ($20,277); and Mr. Marino — 334 options ($1,296)). The amount shown for 2002 for Mr. Coltrane includes 4,156 shares of restricted stock ($35,326), which were deferred under the Company’s Executive Nonqualified Excess Plan. See “— Executive Nonqualified Excess Plan.” Mr. Dowd was deemed eligible to participate in the Company’s long-term incentive awards as of January 1, 2001. See “— Management Agreements — Employment Agreements.” Mr. Marino was deemed eligible to participate in the Company’s long-term incentive awards as of July 1, 2002. The amounts shown for the restricted Common Stock are based on the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant. The options were valued based on Black Scholes using the average closing price of the Common Stock on The Nasdaq Stock Market for all trading days in January 2003. The shares of restricted Common Stock vest two years from the date of grant, and the options vest at the rate of 25% per year over four years based on the date of grant. See “— Long-Term Incentive Awards” and “— Management Agreements — Rubens Severance Agreement and Release.”

(6)	The amounts shown for 2002 include (i) matching contributions made by the Company to our employee savings plan on behalf of each Named Executive Officer (Mr. Coltrane — $4,628; Mr. Dowd — $2,730; Mr. Nash — $5,280; Mr. Rubens — $2,354; and Mr. Marino — $2,149); (ii) contributions made by the Company to term life insurance plans (Mr. Coltrane — $24,809; Mr. Dowd — $8,913; Mr. Nash — $11,651; Mr. Rubens — $6,390; and Mr. Marino — $0); (iii) contributions made by the Company to the Executive Nonqualified Excess Plan (Mr. Coltrane — $7,231; Mr. Dowd — $4,266; Mr. Nash — $8,250; Mr. Rubens — $3,677; and Mr. Marino — $0); and (iv) contributions made by the Company for supplemental disability insurance (Mr. Coltrane — $11,580; Mr. Dowd — $5,285; Mr. Nash — $4,366; Mr. Rubens — $8,726; and Mr. Marino — $697). See “— Management Agreements — Rubens Severance Agreement and Release.”

Option Grants

      The following table sets forth information concerning options granted to the Named Executive Officers during 2002.

Option Grants in Last Fiscal Year

	Individual Grants (1)
					Potential Realized Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted			for Option Term
	Options	to Employees	Exercise	Expiration
Name	Granted	in Fiscal Year	Price	Date	5%	10%

Michael R. Coltrane	14,202	7.76%	$8.50	02/14/2013	$75,918	$192,392
Matthew J. Dowd	4,334	2.37	8.50	02/14/2013	23,168	58,712
Michael R. Nash	4,851	2.65	8.50	02/14/2013	25,934	65,716
Barry R. Rubens	5,226	2.86	8.50	02/14/2013	27,936	70,796
Ronald A. Marino	1,834	1.00	8.50	02/14/2013	9,801	24,845

(1)	All options granted in 2002 were granted under the Company’s 2001 Stock Incentive Plan, which options vest at the rate of 25% per year over four years, based on the date of grant. Such options have an exercise price equal to 100% of the fair market value of such shares on the date of grant. All such options were granted as long-term incentive awards, except 1,500 options granted to Mr. Marino. See “— Management Agreements — Rubens Severance Agreement and Release.”

Aggregated Option Exercises and Fiscal Year-End Values

      The following table sets forth information for each Named Executive Officer concerning the exercise of options during fiscal year 2002, the number of securities underlying unexercised options at the 2002 year-end and the 2002 year-end value of all unexercised options held by such individuals.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-the-Money Options
	Acquired		Year-End		at Fiscal Year-End (1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael R. Coltrane	—	—	101,913	50,209	$134,556	—
Matthew J. Dowd	—	—	—	4,334	—	—
Michael R. Nash	—	—	2,573	12,195	—	—
Barry R. Rubens	—	—	46,716	20,557	67,230	—
Ronald A. Marino	—	—	—	1,834	—	—

(1)	Represents the difference between the exercise price and the closing price of the Common Stock on The Nasdaq Stock Market on December 31, 2002.

Long-Term Incentive Awards

      The following table sets forth information concerning awards granted to the Named Executive Officers during 2002 as long-term incentive awards pursuant to the Company’s 2001 Stock Incentive Plan.

Long-Term Incentive Plan — Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts Under Non-Stock
	Number of Shares,	Other Period Until	Price-Based Plans (1)
	Units or	Maturation
Name	Other Rights	Or Payout	Threshold	Target	Maximum

Michael R. Coltrane	N/A	12/31/2004	$92,750	$397,500	$848,000
Matthew J. Dowd	N/A	12/31/2004	39,000	182,000	468,000
Michael R. Nash	N/A	12/31/2004	29,100	135,800	349,200
Barry R. Rubens (2)	N/A	—	—	—	—
Ronald A. Marino	N/A	12/31/2004	12,400	54,250	93,000

(1)	At the end of the performance period, the Named Executive Officers will be entitled to receive a payout award ranging from 0% to 320% of their respective annualized base salary as of December 31, 2004, based upon the Named Executive Officer’s position with the Company and the Company meeting certain performance measures for operating revenue, operating earnings before interest, taxes, depreciation and amortization, total shareholder return (compared to a peer stock index) and earnings per share for the performance period. The payout award consists of 30% cash, 30% restricted stock and 40% stock options. The price used to calculate the number of shares of restricted stock issued is 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the performance period. The value used to calculate the number of stock options issued is the Black Scholes value using the average closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the performance period. The exercise price of the stock options will be the closing price of the Common Stock on The Nasdaq Stock Market on the second Friday in February after the performance period. The restricted stock vests two years from the date of grant, and the options vest at the rate of 25% per year over four years, based on the date of grant. In order to be eligible to receive any payout of a long-term incentive award, the Named Executive Officer must be actively employed by the Company on the actual date of payment following the performance period. The estimated future payouts are based on the annualized base salary of each Named Executive Officer as of December 31, 2002 since the annualized base salaries as of December 31, 2004 are not presently determinable.

(2)	Mr. Rubens resigned from the Company effective March 31, 2003. Mr. Rubens is not eligible to participate in the Company’s long-term incentive awards for the performance period ending December 31, 2004. See “— Management Agreements — Rubens Severance Agreement and Release.”

Pension Plan

      We have a non-contributory pension plan, the Pension Plan of The Concord Telephone Company (the “Pension Plan”), which applies to all employees, excluding employees of Wavetel, who have completed one year of service and attained age 21. The amount of annual benefit to be paid in monthly installments for life, based on service to normal retirement date and straight life annuity, is the sum of (i) 1.1% of average compensation multiplied by creditable service not in excess of 40 years, plus (ii) .65% of average compensation in excess of covered compensation multiplied by creditable service not in excess of 35 years. Covered compensation is determined from Internal Revenue Service tables published annually. Payments under the Pension Plan are not offset by Social Security.

Pension Plan Table*

	Estimated Annual Benefits Payable Upon Retirement
	With Years of Creditable Service Indicated

5-Year Average Annual Pay	15	20	25	30	35	40

$125,000	$28,758	$38,345	$47,931	$57,517	$67,103	$76,689
150,000	35,321	47,095	58,868	70,642	82,416	94,189
175,000	41,883	55,845	69,806	83,767	97,728	111,689
200,000	48,446	64,595	80,743	96,892	113,041	129,189
225,000	55,008	73,345	91,681	110,017	128,353	146,689
250,000	61,571	82,095	102,618	123,142	143,666	164,189
300,000	74,696	99,595	124,493	149,392	174,291	199,189
350,000	87,821	117,095	146,368	175,642	204,916	234,189
400,000	100,946	134,595	168,243	201,892	235,541	269,189
450,000	114,071	152,095	190,118	228,142	266,166	304,189
500,000	127,196	169,595	211,993	254,392	296,791	339,189

*	Assuming a normal retirement date of December 31, 2002.

      As of December 31, 2002, the credited years of service and compensation covered by the Pension Plan for each Named Executive Officer was as follows: Mr. Coltrane — 14 years ($200,000); Mr. Dowd — 1 year ($200,000); Mr. Nash — 4 years ($193,898); Mr. Rubens — 10 years ($200,000); and Mr. Marino — 1 year ($200,000). Under the terms of the Pension Plan, Messrs. Dowd, Nash and Marino will not have any vested benefits until each of them attains five years of service with the Company. Upon his resignation from the Company, Mr. Rubens will become entitled to an annual pension of approximately $29,735 when he attains age 65.

SERP

      Effective December 31, 2000, the Company determined that no new participants would be added and the benefit accrual would be frozen under the Company’s Supplemental Executive Retirement Plan (“SERP”). The SERP was intended to provide an aggregate income replacement ratio of up to 60% of such employee’s pre-retirement average compensation when taking into account our Pension Plan and Social Security. As of December 31, 2002, the benefits allocated under our SERP for the participating Named Executive Officers were as follows: Mr. Coltrane — $366,932 and Mr. Rubens — $17,943. Although frozen, such benefit for Mr. Coltrane will continue to accrue interest, with the annual rate of interest currently set at 7.5%. Upon his resignation from the Company, Mr. Rubens will forfeit his allocated SERP benefit.

Executive Nonqualified Excess Plan

      On December 1, 2001, the Company adopted the Executive Nonqualified Excess Plan of The Concord Telephone Company (the “Deferred Compensation Plan”). Under the terms of this unfunded plan, eligible employees may choose to defer receipt of a portion of their annual salary and/or cash bonus. In 2002, we amended the Deferred Compensation Plan to provide that eligible employees could also elect to defer bonus payments received in the form of restricted stock as annual incentive awards and long-term incentive awards pursuant to the Company’s 2001 Stock Incentive Plan. Employee contributions to the Deferred Compensation Plan representing salary deferrals and cash bonuses are always fully vested. Employee contributions representing restricted stock awards vest in accordance with the vesting schedules provided in the award, with vesting accelerated in the case of the retirement of the participant or a change in control of the Company. A participant may direct that amounts credited to his or her account under the Deferred Compensation Plan that represent contributions other than bonus payments in the form of restricted stock be deemed to be invested in publicly traded securities with gains or losses credited accordingly. Amounts representing bonus payments in the form of restricted stock will be deemed to be invested solely in our Common Stock. The Deferred Compensation Plan is administered by the Compensation Committee. In 2002, Messrs. Coltrane, Dowd, Nash and Rubens participated in the Deferred Compensation Plan and the Company made contributions on behalf of such participants. See “— Summary Compensation Table.” Upon his resignation from the Company, Mr. Rubens will become entitled to a Deferred Compensation Plan benefit of $3,030, payable in a lump sum.

Management Agreements

      Change in Control Agreements. The Company has Change in Control Agreements with Michael R. Coltrane, Matthew J. Dowd, Michael R. Nash and Ronald A. Marino. These agreements provide that if there is a “change in control” of the Company, as defined in the agreements, and the employment of the employee is terminated other than for cause or the employment is terminated by the employee for good reason, within two years following the change in control, the employee would be entitled to receive a severance payment and benefits.

      Pursuant to the Change in Control Agreement of Mr. Coltrane, in the event of such termination following a change in control, Mr. Coltrane would continue to be compensated by the Company in monthly installments for a period of 35 months following such termination. This compensation would consist of (i) his annual base salary, in effect immediately preceding the change in control plus (ii) an annual bonus equal to the average bonus (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period to Mr. Coltrane for the three most recent fiscal years ending prior to such change in control, pursuant to the Company’s incentive and bonus awards, or if the relevant bonus program has not existed for three years preceding the change in control, an amount equal to the estimated average bonus as calculated by the Company’s independent auditors. In lieu of receiving installment payments, Mr. Coltrane may elect to be paid the present value of such compensation in a lump sum within 30 days of termination of employment under circumstances entitling him to compensation thereunder.

      Mr. Coltrane also would be entitled upon such termination of employment following a change in control to maintain for the 35-month period following termination employee medical insurance, participation in all qualified retirements plans, including the Company’s pension plan and salary-reduction defined contribution plan, employee life insurance and short and long-term disability insurance. Upon termination of employment, Mr. Coltrane would become immediately vested in all stock options and shares of restricted stock previously granted to him by the Company. Any accrued but ungranted stock options or restricted stock would also become fully vested.

      Pursuant to the Change in Control Agreements of Messrs. Dowd, Nash and Marino, in the event of such termination following a change in control, Messrs. Dowd, Nash, and Marino would continue to be compensated by the Company in monthly installments for a period of 12 months following such termination. This compensation would consist of (i) the employee’s annual base salary, in effect immediately preceding the change in control plus (ii) an annual bonus equal to the average bonus (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period to the employee for the three most recent fiscal years ending prior to such change in control, pursuant to the Company’s incentive and bonus awards, or if the relevant bonus program has not existed for three years preceding the change in control, an amount equal to the estimated average bonus as calculated by the Company’s independent auditors. In lieu of receiving installment payments, the employee may elect to be paid the present value of such compensation in a lump sum within 30 days of termination of employment under circumstances entitling him to compensation thereunder.

      Messrs. Dowd, Nash and Marino also would be entitled upon such termination of employment following a change in control to maintain for the 12-month period following termination medical insurance, participation in all qualified retirement plans, including the Company’s pension plan and salary-reduction defined contribution plan, life insurance and short and long-term disability insurance. Upon termination of employment, the employee would become immediately vested in all stock options and shares of restricted stock previously granted to him by the Company. Any accrued but ungranted stock options or restricted stock would also become fully vested.

      Pursuant to each of the Change in Control Agreements, no payment made under a Change in Control Agreement is intended to be deemed an excess parachute payment as defined in the Internal Revenue Code Section 280G or any successor provision. The parties to the Change in Control Agreements have agreed that the present value of any payment under a Change in Control Agreement and any other payments to the employees in the nature of compensation, receipt of which is contingent on a change in control of the Company, and to which Code Section 280G or any successor provision applies, should not exceed an amount equal to one dollar less than the maximum amount that the employee may receive without becoming subject to the tax imposed by Internal Revenue Service Code Section 4999 or any successor provision or which the Company may pay without loss of deduction under Section 280G or any successor provision.

      The Company also has a Change in Control Agreement with Mr. Rubens. Mr. Rubens’ Change in Control Agreement will be terminated (except for certain surviving provisions relating to non-competition, confidentiality and other matters as set forth in the Rubens Severance Agreement) in connection with Mr. Rubens’ resignation from the Company effective March 31, 2003. See “— Rubens Severance Agreement and Release.”

      Employment Agreements. The Company has an Employment Agreement with Matthew J. Dowd. This agreement provides that Mr. Dowd will hold the positions of Senior Vice President of the Company and Chief Executive Officer of Wavetel, through December 2003 and Senior Vice President of the Company effective January 2004. Mr. Dowd’s annual base salary is $260,000.

      Under this agreement, Mr. Dowd is eligible to participate in the Company’s annual incentive awards. For 2002, Mr. Dowd transitioned from the Wavetel short-term incentive awards to the Company’s annual incentive awards. Mr. Dowd participated in the Wavetel short-term incentive awards for the period January 1, 2002 through June 30, 2002, and participated in the Company’s annual incentive awards for the period July 1, 2002 through December 31, 2002, with the awards for 2002 prorated to reflect the period of time during the year that he participated in each. Beginning in 2003, Mr. Dowd will be eligible to fully participate in the Company’s annual incentive awards.

      Mr. Dowd is eligible to participate in the Company’s long-term incentive awards as a Senior Vice President. Under the terms of the employment agreement, Mr. Dowd’s participation effective date for the Company’s long-term incentive awards is January 1, 2001. To transition out of Wavetel’s long-term incentive awards, Mr. Dowd was granted 7,000 restricted shares of Common Stock, of which 2,000 shares are scheduled to vest January 1, 2004, 2,000 shares are scheduled to vest January 1, 2005 and 3,000 shares are scheduled to vest January 1, 2006, contingent on Mr. Dowd’s continued employment with the Company. These restricted shares and Mr. Dowd’s benefits under the Company’s long-term incentive awards are to replace and be in lieu of any benefits to which Mr. Dowd previously may have been entitled under Wavetel’s long-term incentive awards. However, if outside funding for Wavetel is secured by December 31, 2003 and, as a consequence, Mr. Dowd returns to Wavetel as its Chief Executive Officer (as his sole responsibility), his right to receive the 7,000 restricted shares of Common Stock will lapse, his participation in the Company’s long-term incentive awards will be prorated for the year of his return to Wavetel and his eligibility for benefits under Wavetel’s long-term incentive awards will be fully restored.

      Mr. Dowd is eligible for an enhanced life insurance benefit of $750,000 with limited tax liability, short-term disability and long-term disability benefits. He also qualifies for participation in the Company’s Deferred Compensation Plan.

      Mr. Dowd is eligible to receive an annual physical examination, financial planning assistance, annual tax preparation assistance, country club dues reimbursement and a car allowance. He is also eligible to participate in the standard employee group insurance and savings and retirement benefits.

      Under the terms of his employment agreement, in the event that Mr. Dowd’s employment is severed involuntarily during the first 36 months of his assignment to the Company, for reasons other than specified causes, or due to a change in control, which is governed by Mr. Dowd’s Change in Control Agreement described above, he will receive a severance payment equal to his monthly base salary at the time of termination for a period of six months or until he secures other employment, whichever occurs first. During this period, the Company will continue Mr. Dowd’s medical and dental insurance coverage under the same terms and conditions as were in effect prior to his termination. The agreement states that the terms, conditions and benefits of the severance arrangement will terminate at the conclusion of the 36 month period from the date of assignment.

      Since August 2001 and during 2002, Ronald A. Marino was party to an employment agreement with Wavetel. This employment agreement was terminated December 31, 2002 in connection with the cessation of Mr. Marino’s employment with Wavetel and the beginning of his employment with the Company.

      Under the terms of the Wavetel employment agreement, Mr. Marino’s annual base salary was $155,000 and he was eligible to receive a relocation allowance of $50,000. Under this agreement, Mr. Marino was eligible to participate in the Wavetel short-term and long-term incentive awards. He was also entitled to participate in the Company’s health and dental benefit plans and to receive reimbursement for temporary health and dental insurance premiums.

      Under the terms of the Wavetel employment agreement, in the event that Mr. Marino’s employment was severed other than for specified causes, Mr. Marino would have received a severance package. If his employment was severed during his first 12 months of employment, the severance payment would have been equal to his monthly base salary at the time of termination for a period of six months, or until he secured other employment, whichever occurred first. If his employment was severed after his first 12 months of employment, the severance payment would have been equal to his monthly base salary at the time of termination for a period of three months, or until he secured other employment, whichever occurred first. During these severance periods, Wavetel agreed to continue Mr. Marino’s medical and dental insurance coverage under the same terms and conditions as were in effect prior to such termination.

      Rubens Severance Agreement and Release. In connection with his resignation as Senior Vice President, Strategic Planning and Corporate Development effective March 31, 2003, Mr. Rubens and the Company entered into the Rubens Severance Agreement. Pursuant to the Rubens Severance Agreement, the Company agreed (i) to pay Mr. Rubens his base salary rate of $17,417 per month through June 30, 2003; (ii) to pay Mr. Rubens his base salary rate of $17,417 per month effective July 1, 2003 for an additional nine-month period through March 31, 2004 or until Mr. Rubens becomes an employee of another company, entity or person, whichever is earlier, provided however, that if Mr. Rubens accepts or begins work as a self-employed consultant or independent contractor or starts his own business or company during this period, any income earned by Mr. Rubens from such activity will be offset against, and his severance pay will be reduced by, any such income; (iii) to provide accelerated vesting, effective March 31, 2003, of 7,840 restricted shares of Common Stock; (iv) to permit Mr. Rubens to exercise all outstanding, non-lapsed vested stock options within ninety (90) days of March 31, 2003; and (v) to pay Mr. Rubens a lump sum for all remaining earned but unused vacation days, as of March 31, 2003.

      Pursuant to the Rubens Severance Agreement, upon his separation from the Company, effective March 31, 2003, Mr. Rubens’ benefits will cease, except to the extent of certain continued medical coverage under COBRA, and any vested 401(k), pension or SERP benefits with the Company as of March 31, 2003. Mr. Rubens has acknowledged that as of March 31, 2003 he would cease to participate in the Company’s long-term incentive and annual incentive awards and, in accordance with the terms of these awards, he would forfeit and not be entitled to any payments or compensation which would be determined and paid-out after his separation from the Company. A total of 11,026 restricted shares of Common Stock previously granted to Mr. Rubens would lapse, and any outstanding, non-lapsed unvested stock options would be forfeited upon Mr. Rubens’ separation from the Company effective March 31, 2003. Mr. Rubens agreed that any shares or compensation due to him from Wavetel would be forfeited. In addition, pursuant to the terms of the Deferred Compensation Plan, Mr. Rubens is vested in and will receive a payment of $3,030, which represents 50% of the contributions made by the Company on his behalf to that plan through March 31, 2003.

      In exchange for benefits conveyed under the terms of the Rubens Severance Agreement, Mr. Rubens agreed to the release of certain claims that he might have against the Company and to refrain from any “Competitive Activity,” as further defined in the Rubens Severance Agreement. Under the terms of the Rubens Severance Agreement, Mr. Rubens has seven days from the date of the Rubens Severance Agreement to revoke the agreement. The severance pay and other consideration provided for in the Rubens Severance Agreement will not become payable or otherwise available until the seven-day revocation period has expired.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee approves all executive officer compensation and submits it to the Board of Directors for its information. Set forth below is a report of the Compensation Committee regarding executive compensation for 2002.

      Executive Compensation Policies and Program. Our executive compensation program is designed to:

•	Attract and retain qualified management,

•	Motivate the attainment of short-term operating and performance goals, and

•	Enhance long-term shareholder value and align interests with shareholders.

      The total compensation package for our executive officers includes cash and equity-based compensation. Annual compensation may consist of a base salary, an annual incentive bonus, a long-term incentive bonus and grants of stock options and restricted stock. Our policy is generally to provide base salary at approximately the 50th percentile paid to comparable executive officers in the telecommunications industry, while also focusing on incentive compensation that is linked to our performance, to provide total compensation at approximately the 60th percentile paid to comparable executive officers in the telecommunications industry. Our equity-based compensation is designed to attract, retain and motivate executive officers and be a long-term incentive to enhance shareholder value. Generally, all incentive-based compensation, including equity-based incentives, are awarded based on achieving pre-determined business objectives.

      Base Salaries. The Compensation Committee determines the level of base salary for the Chief Executive Officer and our other executive officers based on competitive salaries derived from executive compensation surveys and discussions with and research prepared by compensation and benefits consultants retained by the Compensation Committee. Actual salary changes are also based upon an evaluation of each individual’s performance. In addition, with respect to each executive officer, including the Chief Executive Officer, the Compensation Committee considers the individual’s performance, including that individual’s total level of experience in the telecommunications industry, his or her record of performance and contribution to our success relative to his or her job responsibilities and his or her overall service to us. During 2002, the Compensation Committee maintained 2002 base salaries for our executive officers that were equal to approximately the 50th percentile paid to comparable executives in the telecommunications industry based on information available to the Compensation Committee.

      Bonuses and Equity-Based Compensation. An annual incentive award is paid each year based on goals established and approved by the Compensation Committee. For 2002, the annual incentive award goals included a combination of corporate objectives and business unit objectives based on the executive officer’s title and responsibilities. The corporate objectives were operating revenue, operating earnings before interest, taxes, depreciation and amortization, customer satisfaction and net income. The business unit objectives included various categories of objectives specific to each business unit, such as operating expenses, capital expenditures, operating revenue, operating earnings before interest, taxes, depreciation and amortization, customer account data, line data, customer attrition and customer satisfaction. Annual incentive bonus payouts consist of a combination of cash and restricted stock that vests at the end of one year. Executive officers may elect to receive up to 100% of their annual cash award in nonqualified stock options, although no executive officers elected to receive nonqualified stock options in lieu of cash in 2002.

      In 2002, Messrs. Dowd and Marino participated in the short-term incentive awards of Wavetel. Mr. Dowd participated in the Wavetel short-term incentive awards from January 1, 2002 through June 30, 2002. Mr. Marino participated in the Wavetel short-term incentive awards from January 1, 2002 through December 31, 2002. For 2002, the short-term incentive awards were based on accomplishing operating earnings before interest, taxes, depreciation and amortization objectives and customer addition objectives. Wavetel short-term incentive bonus payouts consist of cash.

      The Company, as authorized by the Compensation Committee, also pays a long-term incentive award each year based on the three-year growth rates for key financial measurements. The goals for the three-year period beginning in 2002, in declining order of weight, are: operating revenue; operating earnings before interest, taxes, depreciation and amortization; total shareholder return (compared to a peer stock index); and earnings per share. Long-term incentive award payouts consist of a combination of cash, restricted stock and nonqualified stock options.

      In addition to the annual and long-term incentive awards described above, compensation for our executive officers may include awards of nonqualified stock options and restricted stock. In 2002, nonqualified stock options and restricted stock were awarded under the Company’s 2001 Stock Incentive Plan. The Compensation Committee administers this plan in its sole discretion, including the determination of the individuals to whom awards will be granted, the terms on which those awards are granted and the number of shares subject to each award. In general, when determining the key employees to whom awards are granted, the Compensation Committee considers an executive officer’s relative job responsibilities and ability to impact the financial and operating performance of the Company and the aggregate value of awards granted in relation to base salary. When the Compensation Committee granted awards in 2002, it considered several factors, including the maximum aggregate number of awards to be granted under these plans in 2002, the cumulative amount outstanding and the aggregate number of awards to be granted as a percentage of total shares outstanding.

      Other. In addition to the above forms of compensation, we also provide group term life insurance, Company-owned executive whole life insurance and short-term and long-term disability insurance. Executive officers generally participate in the non-contributory pension plan and the Deferred Compensation Plan as discussed under “Executive Compensation — Pension Plan” and “ — Executive Nonqualified Excess Plan.” Executive officers also receive a perquisite package consisting of an annual physical, tax preparation assistance and financial consulting. Executive officers, other than James E. Hausman (the Company’s Chief Financial Officer) and Messrs. Dowd and Marino, receive a flexible perquisite of either $8,000 or $15,000. Some Named Executive Officers also receive country club dues reimbursement and a car allowance.

      Compensation of Chief Executive Officer. Mr. Coltrane’s base salary is determined by the Compensation Committee after reviewing the salaries of top executives of comparable telecommunication companies, using the process previously described. The Compensation Committee targeted the total annual compensation for Mr. Coltrane in 2002 to approximate the 60th percentile for comparable executives based on information available to the Compensation Committee. In 2002, Mr. Coltrane’s base salary was approximately in the 50th percentile for comparable executives. Mr. Coltrane also participates in the annual incentive awards and long-term incentive awards described above. Mr. Coltrane’s annual incentive award was based on achieving specified objectives in operating revenue, operating earnings before interest, taxes, depreciation and amortization, customer satisfaction and net income. Mr. Coltrane’s annual incentive award payout was equal to 53% of his annual base salary, based on achievement of these objectives. Mr. Coltrane’s long-term incentive award payout was based on achieving specified objectives in operating revenue, operating earnings before interest, taxes, depreciation and amortization and total shareholder return. Mr. Coltrane’s long-term incentive award payout was equal to 52% of his annual base salary, based on achievement of these objectives.

      Internal Revenue Code Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid for any fiscal year to any of the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. The Company’s policy is to qualify its executive officers’ compensation for deductibility under section 162(m) to the extent the Compensation Committee determines to be appropriate. For 2002, none of our executive officers’ compensation subject to the deductibility limits of section 162(m) exceeded $1 million.

      The Compensation Committee of the Board of Directors:

Tom E. Smith, Chairman	Samuel E. Leftwich
John R. Boger, Jr.	Phil W. Widenhouse

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      John R. Boger, Jr., Samuel E. Leftwich, Tom E. Smith and Phil W. Widenhouse served as members of the Compensation Committee during 2002. Mr. Widenhouse retired as Executive Vice President of the Company in 1992 and served in various capacities with the Company from 1949 to 1992.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company may from time to time have short-term loans outstanding with First Charter Bank, Charlotte, North Carolina. First Charter Bank is a wholly owned subsidiary of First Charter Corporation, which holds more than five percent of the outstanding shares of the Company’s Common Stock. Michael R. Coltrane is Vice Chairman and a shareholder of First Charter Corporation and a director of First Charter Bank. The Company has an available line of credit of up to $10 million at First Charter Bank, and at December 31, 2002, the Company had no outstanding loan balance under such line of credit. Such loan bears interest at a rate calculated as the 30-day LIBOR rate plus 125 basis points, and includes other customary terms. For 2002, the Company paid First Charter Bank a total of $71,550 in interest charges in connection with such loan. First Charter Bank is the Trustee of The Concord Telephone Company Employee Savings Plus Plan, the Company’s Employee Stock Ownership Plan (which was merged into the Employee Savings Plus Plan during 2002), and the Pension Plan of The Concord Telephone Company. First Charter Bank received aggregate fees of $47,605 for such services in 2002. The Company also paid First Charter Bank a total of $95,724 in 2002 in connection with various banking fees charged to the Company through accounts it maintains at First Charter Bank and for certain collection services performed by First Charter Bank for the Company.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors currently has four members, John R. Boger, Jr., O. Charlie Chewning, Jr., Raymond C. Groth and Phil W. Widenhouse. As of the date of this proxy statement, each of the Audit Committee members is an “independent director” under The Nasdaq Stock Market rules. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors. The Charter of the Audit Committee is attached as Appendix A to the end of this proxy statement.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2002 with the Company’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements for the year ended December 31, 2002 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      The Audit Committee of the Board of Directors:

O. Charlie Chewning, Jr., Chairman	Raymond C. Groth
John R. Boger, Jr.	Phil W. Widenhouse

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based upon our records, we believe that during the fiscal year ended December 31, 2002 all filings required by Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to our Directors and officers were complied with by such individuals except as follows: Mr. Coltrane who may be deemed to have filed two Forms 4 late due to the need to amend two previously filed Forms 4 to (i) include the inadvertent omission of a distribution from each of two trusts of which he is a trustee and a beneficiary and (ii) correct the number of shares involved in a previously reported transaction; and Messrs. Boger and Chewning, who each filed a Form 4 one day late each reporting one transaction.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock with a peer group consisting of six regional telecommunications companies and the Russell 2000 Index, a broad equity market index.

      Beginning this year, the Company has revised the membership of its peer group index. For this transition year, the Company is presenting two peer group indices, the “Prior RLEC Index” and the “New RLEC Index.” The companies in the Prior RLEC Index are Commonwealth Telephone Enterprises, Inc. (CTCO), NTELOS Inc. (NTLO), Hickory Tech Corp. (HTCO) and Conestoga Enterprises, Inc. The companies in the New RLEC Index are Alaska Communications Systems Group Inc. (ALSK), Commonwealth Telephone Enterprises, Inc. (CTCO), D&E Communications, Inc. (DECC), Hickory Tech Corp. (HTCO), North Pittsburgh Systems Inc. (NPSI) and SureWest Communications Inc. (SURW). The decision to change the Company’s peer group index in early 2002 was based on the fact that Conestoga Enterprises, Inc. is no longer a publicly traded company due to its acquisition by D&E Communications, Inc. in early 2002, NTELOS filed for Chapter 11 bankruptcy protection in March 2003, and the companies included in the New RLEC Index are companies that management believes are more comparable to the Company in terms of size and markets served than the Prior RLEC Index. The Company has changed its broad market index comparison to the Russell 2000 Index instead of the Standard & Poor’s 500 Stock Index (“S&P 500”). Management considers the Russell 2000 Index to be a more meaningful comparison as the Company’s stock is included in the Russell 2000 Index and companies in the Russell 2000 Index have market capitalization levels more similar to that of the Company than those of the S&P 500. The graph below compares the Company to both the Russell 2000 Index and the S&P 500.

      Each line graph assumes the investment of $100 on December 31, 1997 and the reinvestment of dividends. Conestoga Enterprises, Inc. is not included in the Prior RLEC Index calculation for 2002, as it was acquired during 2002 and is no longer a public company.

Comparison of the Return of the Company’s Common Stock

PROPOSAL 2:
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has appointed KPMG LLP, independent public accountants, as our auditors for 2003 and recommends that our shareholders ratify the appointment. KPMG LLP has served as our independent auditors since 1988. We have been advised by KPMG LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Company other than as its auditors. We understand that a representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The Audit Committee has the responsibility for appointing the Company’s independent auditors, and shareholder ratification is not required. However, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If the appointment of KPMG LLP is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate the engagement of KPMG LLP as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems termination necessary or appropriate.

      The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as independent public accountants of the Company for 2003.

Auditor Fee Information

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2002 and fees billed for other services rendered by KPMG LLP for the fiscal year ended December 31, 2002.

Audit Fees (1)	$312,550
Financial Information Systems Design and Implementation Fees (2)	—
All Other Fees (3)	$24,000

(1)	The amount shown excludes All Other Fees.

(2)	KPMG LLP did not render any professional services related to financial information systems design and implementation to the Company for the fiscal year ended December 31, 2002.

(3)	All Other Fees consist principally of fees for audits of financial statements of certain employee benefit plans.

      The Audit Committee of the Board of Directors has considered whether the provision of the services covered by “All Other Fees” is compatible with maintaining the independence of KPMG LLP.

MANAGEMENT OWNERSHIP OF COMMON STOCK

      The following beneficial ownership table sets forth information regarding beneficial ownership of Common Stock as of the Record Date by:

•	each Director and Director nominee;

•	each Named Executive Officer; and

•	all Directors and executive officers as a group.

      Under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each shareholder is calculated based on the total number of outstanding shares of Common Stock as of the Record Date plus those shares of Common Stock that such shareholder has the right to acquire within 60 days. Consequently, the denominator for calculating such percentage may be different for each shareholder.

      The table is based upon information supplied by the Directors, Director nominees and executive officers. Unless otherwise indicated in the footnotes to the table, each of the shareholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned. None of our Directors, Director nominees or executive officers owns any shares of our Four and One-half Percent Preferred Stock or Five Percent Preferred Stock.

Common Stock Beneficially Owned

Name	Number	Percent of Class

Michael R. Coltrane	629,588 (1)	3.34%
Phil W. Widenhouse	205,882 (2)	1.10%
Barry R. Rubens	97,305 (3)	*
Jerry H. McClellan	59,398 (4)	*
Michael R. Nash	24,698 (5)	*
John R. Boger, Jr.	21,942 (6)	*
O. Charlie Chewning, Jr.	20,022 (7)	*
Samuel E. Leftwich	14,116 (8)	*
Matthew J. Dowd	13,729	*
William A. Coley	9,167 (9)	*
Tom E. Smith	7,635(10)	*
Raymond C. Groth	5,386(11)	*
Cynthia L. Mynatt	2,600(12)	*
Ronald A. Marino	98	*
All Directors and executive officers of the Company as a group (15 persons)	1,122,169(13)	5.92%

*	Less than 1%.

(1)	The amount shown includes 15,124 shares which are owned by Mr. Coltrane’s spouse. Mr. Coltrane has shared voting and dispositive power over such shares. The amount shown also includes 120,384 shares represented by currently exercisable options.

(2)	Includes 101,318 shares owned by spouse and 3,616 shares represented by currently exercisable options.

(3)	Includes 53,965 shares represented by currently exercisable options.

(4)	Includes 26,064 shares owned by spouse and 3,616 shares represented by currently exercisable options.

(5)	Includes 4,734 shares represented by currently exercisable options.

(6)	Includes 2,216 shares owned by spouse, 2,552 shares owned by an estate to which Mr. Boger acts as a co-executor and 3,616 shares represented by currently exercisable options.

(7)	Includes 3,616 shares represented by currently exercisable options

(8)	Includes 3,616 shares represented by currently exercisable options.

(9)	Includes 3,616 shares represented by currently exercisable options.

(10)	Includes 3,616 shares represented by currently exercisable options.

(11)	Includes 2,959 shares represented by currently exercisable options.

(12)	Includes 1,736 shares held by Ben Mynatt Pontiac-Buick-GMC Truck, Inc. and 864 shares held by Ms. Mynatt’s child. Ms. Mynatt has shared voting and dispositive power over such shares.

(13)	Includes an aggregate of 207,901 shares represented by currently exercisable options.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information as of the Record Date with respect to the ownership of shares of Common Stock by each person believed by management to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. The information is based on the most recent Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on behalf of such persons or other information made available to us. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Common Stock
	Beneficially Owned

Name and Address	Number	Percent of Class

First Charter Bank (1)	1,180,883	6.30%
10200 David Taylor Drive
P.O. Box 228
Charlotte, North Carolina 28262

World Division of the General	1,011,688	5.40%
Board of Global Ministries of the United Methodist Church
475 Riverside Drive
15th Floor
New York, New York 10027

(1)	First Charter Bank holds these shares in various fiduciary capacities. First Charter Bank has sole voting power over 1,122,168 shares. First Charter Bank has shared voting power over 57,635 shares. First Charter Bank has sole dispositive power over 1,180,883 shares. The amount of beneficial ownership was disclosed on a Schedule 13G/ A filed by First Charter Bank on February 13, 2003.

SHAREHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

      Any proposal or proposals by a shareholder intended to be included in the proxy statement and form of proxy relating to the 2004 annual meeting of shareholders must be received by us no later than December 2, 2003 pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2004 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

OTHER SHAREHOLDER PROPOSALS

FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING

      For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2004 annual meeting of shareholders, management will be able to vote proxies in its discretion if we:

•	receive notice of the proposal before the close of business on February 16, 2004 and advised shareholders in the 2004 proxy statement about the nature of the matter and how management intends to vote on such matter, or

•	do not receive notice of the proposal prior to the close of business on February 16, 2004.

      Notices of intention to present proposals at the 2004 annual meeting should be addressed to the Secretary, CT Communications, Inc., 1000 Progress Place, NE, Post Office Box 227, Concord, NC 28026-0227.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

      Our 2002 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC, excluding exhibits, accompany this proxy statement. COPIES OF THE EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST TO CT COMMUNICATIONS, INC., 1000 PROGRESS PLACE, NE, POST OFFICE BOX 227, CONCORD, NORTH CAROLINA 28026-0227, ATTENTION: JAMES E. HAUSMAN, CHIEF FINANCIAL OFFICER AND PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

OTHER BUSINESS

      We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

Concord, North Carolina
March 27, 2003

APPENDIX A

CT COMMUNICATIONS, INC.

Charter of the Audit Committee

of
The Board of Directors

I.  PURPOSES

      The primary functions of the Audit Committee (the “Audit Committee” or “Committee”) of the Board of Directors of CT Communications, Inc. (the “Company”) are: (1) to be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company; (2) to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing (a) the processes involved in the preparation and review of the financial reports provided to the public; (b) the Company’s systems of internal controls regarding finance, accounting, and legal compliance and ethics that management and the Board have established; and (c) the Company’s auditing, accounting and financial reporting processes generally; and (3) to perform the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the Nasdaq Stock Market or any other national securities exchange on which the securities of the Company are then listed (the “Relevant Stock Market”).

      The outside auditors and persons performing the internal audit function are ultimately accountable to the Committee, in its capacity as a committee of the Board of Directors, and to the full Board of Directors. While the Committee has the oversight, supervisory and other powers and responsibilities set forth in this Charter and the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) and Bylaws, as amended (the “Bylaws”), it is not the responsibility of the Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles. These matters and tasks are the responsibility of the Company’s management or the outside auditors. Likewise, it is the responsibility of the Company’s management or the outside auditors to bring appropriate matters to the attention of the Committee, and to keep the Committee informed of matters which the Company’s management or the outside auditors believe require attention, guidance, resolution or other actions. While it is not the duty of the Audit Committee to conduct investigations or to assure compliance with applicable laws, rules and regulations, the Committee may take such actions with respect to such matters as it deems necessary or advisable in fulfilling its duties identified above.

      To the fullest extent permissible under applicable law, each member of the Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Committee by any of the Company’s officers, employees, committees, the outside auditors, persons performing the internal audit function or any other person as to matters the member reasonably believes are within such other person’s professional or expert competence.

II.   ORGANIZATION

      The Audit Committee is, and will continue to be, composed of three or more directors. Members of the Audit Committee shall meet the independence, experience, finance and accounting knowledge and other qualifications established by applicable laws, rules and regulations and by the Relevant Stock Market, and shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. All members of the Committee shall be able to read and understand financial statements, and it is desirable that at least one member of the Committee be a financial expert, as defined by applicable laws, rules and regulations. The members of the Audit Committee shall be appointed annually by the Board of Directors and the Board of Directors shall determine which Audit

Committee members, if any, are financial experts, as defined by applicable laws, rules and regulations or guidance issued by the Relevant Stock Market. The Corporate Governance Committee recommends the chairperson of the Audit Committee to the Board for approval.

III.  MEETINGS

      The Audit Committee shall meet at least four times annually, and shall meet more frequently as circumstances dictate. The Chairperson shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Committee to the Board of Directors. The Committee may request any officer or employee of the Company or the Company’s internal or outside legal counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. In addition, the Committee may meet with management, the persons performing the internal audit function, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the persons performing the internal audit function, the outside auditors or such other persons believe should be discussed privately, and the Committee shall meet separately with such persons as may be required by applicable laws, rules and regulations and the Relevant Stock Market. The Committee shall have direct access to management, the persons performing the internal audit function, the outside auditors, and the Company’s internal and outside legal counsel, both at meetings and otherwise.

IV.  RESPONSIBILITIES AND DUTIES

      In furtherance of its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are substantially in accordance with applicable requirements and are of high quality.

      In carrying out these responsibilities, the Audit Committee will:

1. On an annual basis review and, to the extent the Committee determines it to be necessary or advisable, update the Committee’s Charter.

2. Be directly responsible, and have the sole authority, for the appointment of the outside auditors to be retained by the Company, approve the compensation of the outside auditors, be directly responsible for oversight of the work of the outside auditors for the purpose of preparing or issuing an audit report or related work, and be directly responsible, and have the sole authority, for the discharge or replacement of the outside auditors. The outside auditors shall report directly to the Committee. The Committee will approve, in advance, the provision by the outside auditors of all services whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the outside auditors retained by the Company for the purpose of rendering or issuing an audit report.

3. Take appropriate action to oversee the independence of the outside auditors, including:

(a) periodically reviewing non-audit services, and the respective related fees, for the services provided by the outside auditors, which shall have been subject to pre-approval by the Audit Committee, and for reviewing any transactional or other relationships between the Company and the outside auditors; giving consideration to applicable laws, rules and regulations and the requirements of the Relevant Stock Market and criteria the Audit Committee determines to be appropriate, that the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors. The Committee may delegate to a Committee member the authority to pre-approve certain auditing services and non-audit services which services shall be considered to be approved by the full Committee until ratified at the next regularly scheduled meeting of the Committee;

(b) ensuring its receipt from the outside auditors of, and reviewing, a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard No. 1;

(c) engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors;

(d) taking appropriate action on any disclosed relationships to satisfy itself of the outside auditors’ independence; and

(e) requiring that the lead and concurring partners each rotate off the engagement after five years of service and other audit partners rotate off the engagement after seven years of service.

4. Undertake efforts to ensure that the outside auditor is independent. The outside auditor will not be considered independent for purposes of eligibility to perform audit services to the Company if, among other reasons, the Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or other person employed by the Company in a financial reporting oversight role was employed by the audit firm and participated in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the current audit.

5. Review with the outside auditors their plans for, and the scope of, their annual audit, other reviews of the Company’s quarterly, annual and other financial information, and other examinations of the Company.

6. Review with persons performing the internal audit function and the outside auditors the coordination of audit efforts to gauge completeness of coverage, reduction of redundant efforts, and the effective use of internal and external audit resources.

7. Review with management and the outside auditors (and where appropriate the persons performing the internal audit function) at the completion of the annual examination:

(a) The Company’s annual financial statements and related footnotes.

(b) The outside auditors’ audit of the financial statements and report thereon.

(c) Any significant changes required, during the course of the audit, in the outside auditors’ audit plan.

(d) Any serious difficulties or disputes with management encountered during the course of the audit.

(e) Any material correcting adjustments that have been identified by the outside auditors in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

(f) Any material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

(g) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees.

8. Based on the review and discussions with management and the outside auditors, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the past fiscal year.

9. Approve the Audit Committee report to be included in the Company’s proxy statement, and receive the information to be provided by the outside auditors for inclusion in the proxy statement, including all fees relating to their services.

10. Inquire of management, persons performing the internal audit function, and the outside auditors about key financial statement risk areas, the Company’s processes for identifying and assessing such risk areas and the steps the Company has taken with regard to such risk areas. Also, review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

11. Consider the outside auditors’ reports and judgments brought to the attention of the Audit Committee about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. Also, review and consider information received from the outside auditors regarding all critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the outside auditors, and other material written communications between the outside auditors and management, including any management letter or schedule of unadjusted differences.

12. Consider and review with management and the persons performing the internal audit function:

(a) Significant findings during the year by the outside auditors and persons performing the internal audit function, and management’s responses thereto;

(b) Any difficulties encountered in the course of internal audit activities, including any restrictions on the scope of their work or access to required information;

(c) Any changes required in the planned scope of the internal audit plan; and

(d) The internal auditing budget and staffing.

13. At least once each fiscal quarter, review with management, persons performing the internal audit function and the outside auditors their assessments of the adequacy of the internal control structure and procedures of the Company for financial reporting (including any annual report on internal controls required in the annual report to shareholders), the resolution of any identified material weaknesses in such internal control structure and procedures and the assessments of such internal control structure and procedures to be included in filings with the SEC or other publicly available documents.

14. Review with a representative of management and the outside auditors the financial information contained in the Company’s quarterly earnings announcements prior to public release and any material issues brought to the attention of the Committee by the outside auditors or persons performing the internal audit function regarding the interim financial reports before each is filed with the SEC. The Audit Committee will discuss with the outside auditors any matters required to be communicated by the outside auditors to the Audit Committee or its Chairperson in connection with the outside auditors’ review of the interim financial statements of the Company. The Chairperson or another member of the Audit Committee designated by the Chairperson shall be available to review with management current disclosures regarding material changes in the financial condition or operations of the Company.

15. Review and, when appropriate, approve policies and procedures with respect to Company transactions in which officers or directors have an interest and related-party transactions and similar matters to the extent required by the Relevant Stock Market to be approved by the Audit Committee or other independent body of the Board of Directors.

16. Review with corporate officers and persons performing the internal audit function, and where appropriate the outside auditors, the Company’s corporate compliance program, any significant issues noted during the implementation of the program and any significant changes recommended in the scope of the program. The Audit Committee shall review and make recommendations to the Board of Directors regarding the code of ethics adopted or to be adopted by the Board of Directors for the principal executive officer and senior financial officers, including the principal financial officer, principal accounting officer and comptroller or persons performing similar functions.

17. Review with the Company’s legal counsel all legal and regulatory matters brought to the attention of the Audit Committee that may have a material impact on the financial statements. The Committee shall respond appropriately to any matters reported to it by counsel, including reporting to the Board of Directors on such matters, and adopting, as necessary, appropriate remedial measures or sanctions, or recommending such action to the Board of Directors.

18. As circumstances dictate, meet with persons performing the internal audit function, the outside auditors, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

19. Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

21. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

22. Retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company’s expense, special legal, accounting or other experts or consultants to advise and assist it in complying with its responsibilities set forth herein. The Committee shall have the authority to engage independent counsel, accountants, or other experts or advisers as it determines necessary to carry out its duties, and the Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisers retained by the Committee under this paragraph.

23. Perform such other functions as may be required by applicable laws, rules and regulations and the Relevant Stock Market, the Company’s Articles of Incorporation and Bylaws, or by the Board of Directors.

      It is acknowledged that all of the above listed tasks and focus areas may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

. FOLD AND DETACH HERE .

COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors of
CT COMMUNICATIONS, INC.

Annual Meeting of Shareholders, April 24, 2003

    KNOW ALL MEN BY THESE PRESENT, that the undersigned shareholder of CT COMMUNICATIONS, INC., a North Carolina corporation (the “Company”), hereby constitutes and appoints James E. Hausman, Michael R. Nash and Matthew J. Dowd attorneys and proxies with full power of substitution, for and on behalf of the undersigned to act and vote as indicated below, according to the number of shares of the Company’s Common Stock held of record by the undersigned on March 19, 2003, and as fully as the undersigned would be entitled to act and vote if personally present at the Annual Meeting of Shareholders to be held at 1000 Progress Place, NE, Concord, North Carolina, at 9:00 a.m., local time, April 24, 2003, and any adjournment or postponement thereof (the “Annual Meeting”), as follows:

(1) Election of Directors.

☐ FOR electing the four nominees listed below.	☐ WITHHOLD AUTHORITY to vote for election of all nominees listed below.

(Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through the nominee’s name in the list below.)

Raymond C. Groth, for a term expiring in 2006

Jerry H. McClellan, for a term expiring in 2006
Cynthia L. Mynatt, for a term expiring in 2006
Samuel E. Leftwich, for a term expiring in 2005

(2)	Ratification of the appointment of KPMG LLP as independent public accountants of the Company for 2003.

☐ FOR                           ☐ AGAINST                           ☐ ABSTAIN

(3)	In their discretion, the proxies are authorized to act and vote upon any other business which may properly be brought before said meeting or any adjournment or postponement thereof.

. FOLD AND DETACH HERE .

    The undersigned hereby ratifies and confirms all that said attorneys and proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said attorneys and proxies who shall be present and acting as such at the Annual Meeting or any adjournment or postponement thereof, or if only one such attorney and proxy be present and acting, then that one, shall have and may exercise all powers hereby conferred.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 27, 2003, and the proxy materials furnished therewith.

Dated this ______ day of __________________________, 2003,

(SEAL)

(SEAL)

NOTE: Signature should agree with name on stock certificate as printed on this proxy card. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THANK YOU.